Exhibit 4.10

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES

EXCHANGE ACT OF 1934

The New Home Company Inc. has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our common stock

DESCRIPTION OF COMMON STOCK

As used in this exhibit only, the “Company,” “we,” “our” or “us” refer to The New Home Company Inc., excluding our subsidiaries, unless expressly stated or the context otherwise requires.

The following description is intended as a summary of our Amended and Restated Certificate of Incorporation, or our Charter, our Amended and Restated Bylaws, or our Bylaws, and to applicable provisions of the Delaware General Corporation Law, or the DGCL. The following description is only a summary of the material provisions of our capital stock, the Charter, and the Bylaws and does not purport to be complete and is qualified in its entirety by reference to the provisions of the Charter and the Bylaws.

General

Our authorized capital stock consists of 500,000,000 shares of common stock, par value of $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share.

Our common stock is traded on the New York Stock Exchange under the symbol “NWHM.”

The registrar and transfer agent for our common stock is American Stock Transfer & Trust Company, LLC.

Common Stock

Shares of our common stock have the following rights, preferences and privileges:

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Voting Rights. Each outstanding share of common stock entitles its holder to one vote on all matters submitted to a vote of our stockholders, including the election of directors. There are no cumulative voting rights. Generally, all matters to be voted on by stockholders must be approved by a majority of the votes cast by the shares of common stock present in person or represented by proxy and entitled to vote.

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Dividends. Subject to the rights of the holders of any preferred stock that may be outstanding from time to time, the holders of common stock are entitled to receive dividends as, when and if dividends are declared by our board of directors out of assets legally available for the payment of dividends. Any future determination to pay dividends will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, restrictions contained in any financing instruments and such other factors as our board of directors deems relevant.

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Liquidation. In the event of a liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, after payment of our liabilities and obligations to creditors and any holders of preferred stock, our remaining assets, if any, will be distributed ratably among the holders of shares of common stock on a per share basis.

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Rights and Preferences. Holders of our common stock have no preference, exchange, sinking fund, redemption, appraisal rights or preemptive rights to subscribe for any of our securities. The rights, powers, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

•	Merger. In the event we merge or consolidate with or into another entity, holders of each share of common stock generally will be entitled to receive the same per share consideration.

Preferred Stock

Our Charter provides that our board of directors has the authority, without action by the stockholders, to designate and issue up to 50,000,000 shares of preferred stock in one or more classes or series and to fix the powers, rights, preferences and privileges of each class or series, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any class or series. The rights fixed as to any class or series of preferred stock may be greater than the rights of the holders of the common stock. Any issuance of shares of preferred stock could adversely affect the voting power and liquidation rights of holders of common stock, and the likelihood that the holders will receive dividend payments and payments upon liquidation could have the effect of delaying, deferring or preventing a change in control that might otherwise be favorable to our common stockholders.

Anti-Takeover Effects of Our Charter, Our Bylaws and Delaware Law

Some provisions of Delaware law, our Charter and our Bylaws contain provisions that could have the effect of delaying, deterring or preventing another party from acquiring or seeking to acquire control of us. These provisions are intended to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage anyone seeking to acquire control of us to negotiate first with our board of directors. However, these provisions may also delay, deter or prevent a change in control or other takeover of our company that our stockholders might consider to be in their best interests, including transactions that might result in a premium being paid over the market price of our common stock, and also may limit the price that investors are willing to pay in the future for our common stock. These provisions may also have the effect of preventing changes in our management.

Our Charter divides our board of directors into three classes. Our stockholders elect directors for three-year terms upon the expiration of their current terms. Our stockholders will elect only one class of directors each year. The classified board provision could have the effect of making the replacement of incumbent directors more time consuming and difficult. At least two annual meetings of our stockholders will generally be required to effect a change in a majority of our board of directors.

Our Charter and Bylaws

Our Charter and Bylaws include provisions that:

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authorize our board of directors, without further action by the stockholders, to issue up to 50,000,000 shares of preferred stock in one or more classes or series, and to fix the number of shares constituting each class or series and establish the rights and other terms of that class or series;

•	require that actions to be taken by our stockholders may be taken only at an annual or special meeting of our stockholders and not by written consent;

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specify that special meetings of our stockholders can be called only by our board of directors pursuant to a resolution adopted by a majority of the total number of directors then in office, the chairman of our board of directors or our chief executive officer;

•	establish advance notice procedures for stockholders to submit nominations of candidates for election to our board of directors and other proposals to be brought before a stockholders’ meeting;

•	provide that our bylaws may be amended by our board of directors without stockholder approval;

•	allow our directors to establish the size of our board of directors by action of our board, subject to a minimum of three members;

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provide that vacancies on our board of directors or newly created directorships resulting from an increase in the number of our directors may be filled only by a majority of directors then in office, even though less than a quorum; and

•	prohibit us from engaging in certain business combinations with any “interested stockholder” unless specified conditions are satisfied as described below under “--Business Combinations.”

Business Combinations

We have opted out of Section 203 of the DGCL, which regulates corporate takeovers. However, our Charter contains provisions that are similar to Section 203 of the DGCL. Specifically, our Charter provides that we may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the person became an interested stockholder, unless:

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prior to the time that person became an interested stockholder, our board of directors approved either the business combination or the transaction which resulted in the person becoming an interested stockholder;

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upon consummation of the transaction which resulted in the person becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding certain shares; or

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at or subsequent to the time the person became an interested stockholder, the business combination is approved by our board of directors and by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a business combination includes a merger, consolidation, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an interested stockholder is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our voting stock. This provision could prohibit or delay mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us in transactions that may otherwise be favorable to our stockholders.